EXHIBIT 99.1

Luvu Brands Reports Record Net Sales of $16.8 Million

Fiscal Year 2016 Results Include $147,000 in Income from Operations

ATLANTA, GA, September 28, 2016 – Luvu Brands, Inc. (OTCQB: LUVU), a manufacturer and marketer of premium consumer brands in the wellness, lifestyle and fashion seating categories, today reported financial and operating results for its fiscal year 2016 (year ended June 30, 2016.)

Fiscal Year 2016 Highlights:

  Record net sales of $16.8 million, an 8% increase from the prior year
  Adjusted EBITDA of $408,000, a 114% increase from $191,000 in the prior year
  $4.2 million in gross profit, a 13% increase from the prior year
  $147,000 in income from operations, compared to a loss from operations of $70,000 in the prior year.
  A net loss of $312,000 compared to a net loss of $474,000 in the prior year.

Management Commentary

“During fiscal 2016, we experienced strong growth in sales of our manufactured products, including a 13% increase in Liberator branded products and a 31% increase in Jaxx/Avana products,” said Luvu Brands President and CEO, Louis Friedman. “Our focus in fiscal 2017 is on improving our production efficiency and ramping up production in order to keep pace with the continued strong demand”, added Mr. Friedman.

Results at a Glance

The following financial information should be read in conjunction with the audited financial statements and accompanying notes thereto filed by the Company with the Securities and Exchange Commission on September 27, 2016 in its Annual Report on Form 10-K for the year ended June 30, 2016. The Annual Report can be viewed at www.sec.gov.

(Table amounts in 000's)

Use of Non-GAAP Measure – Adjusted EBITDA

Luvu Brands management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. While Adjusted EBITDA is not a measure of performance in accordance with GAAP, management believes that this non-GAAP measure provides useful information about the Company's operating results.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Adjusted EBITDA is defined as net loss from continuing operations before interest, depreciation and amortization expenses, excluding, when applicable, stock-based compensation expense, and loss on disposal of fixed assets.

Reconciliation of Adjusted EBITDA to Loss from Continuing Operations

(Table amounts in 000's)

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  Examples of forward-looking statements in this release include statements related to new products, anticipated revenue and profitability.  The Company assumes no obligation to update the cautionary information in this release.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures, licenses, and markets a portfolio of premium consumer lifestyle brands including sexual wellness, fashion seating and furniture, and home essentials.

The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 150 people. Bringing manufacturing back to the USA, sustainable manufacturing practices, and decreasing the overall impact on the environment are core to the Company’s operating principles.

Luvu Brands promotes its products in a variety of consumer categories to retailers, wholesalers, and distributors in the United States and globally. The Company’s brand sites include: liberator.com, jaxxliving.com, avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron@luvubrands.com